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                                                                    EXHIBIT 99.1

Laura Crowley                                        Gina Tetreault
General Magic, Inc.                                     General Magic, Inc.
1 + 408 774 4457                                     1 + 408 774 4420
                                                     ir@generalmagic.com

FOR IMMEDIATE RELEASE

                       GENERAL MAGIC REVISES EXPECTATIONS
                              FOR FISCAL YEAR 2000

     Sunnyvale, CA (December 19, 2000) - General Magic, Inc. (Nasdaq: GMGC), a leading voice application service provider, today announced revised revenue expectations for the year ending December 31, 2000. The company said it expects to report revenue of approximately $11 million for the fiscal year 2000, about $1 million below previous estimates.

     "While our results for the fiscal 2000 year fell short of our expectations, we will have achieved in excess of a 500% increase over the 1999 fiscal year," said Steve Markman, the company's president and chief executive officer.

     The company learned today that one of its customers, Global Services Network, Inc., did not secure additional funding previously expected in this quarter. In addition, another of its potential customers faces a similar delay. As a result of these funding delays, which are consistent with the general slowdown in the availability of financing for emerging companies, revenue from these sources is no longer expected in the current quarter.

     "We are optimistic that we will continue to win new business opportunities," continued Markman. "We are building industry leading voice applications in an emerging market. We believe strongly that our

                                     -more-

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                                           General Magic Revises Expectations/-2


products and services will enable the company to be a leader in this space."

     General Magic is reviewing its 2001 growth targets and expects to give guidance early in the new year.

ABOUT GENERAL MAGIC

General Magic is a voice application service provider dedicated to delivering customized voice applications, hosting, and professional services to leading telecommunications, enterprise, and Internet companies. With its award-winning VoiceXML-based magicTalk communications platform and years of experience, General Magic offers the premier voice user interface that combines language, personality, and logic, creating a conversation between people and information. General Magic creates value for it's customers by building voice solutions that strengthen customer relations, deliver value-added services, and provide access to content anytime, anywhere. General Magic is headquartered in Sunnyvale, California. For additional information about General Magic, visit the company's web site at http://www.generalmagic.com.

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General Magic notes that any forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause industry trends, or actual results, performance or achievement to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. These risks and uncertainties are detailed in General Magic's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000.

General Magic and magicTalk are trademarks of General Magic, Inc., which may be registered in some jurisdictions. Other trademarks are owned by their respective companies.